Exhibit 7
HF FINANCIAL CORP.

August 25, 2011

VIA EMAIL AND OVERNIGHT COURIER

Mr. Richard J. Lashley
2 Trinity Place
Warren, NJ  07059

Dear Mr. Lashley:

On behalf of HF Financial Corp. (the “Company”), I am writing in response to your letter, dated August 18, 2011 (the “August 18 Letter”).  In the August 18 Letter, you demanded certain records of the Company pursuant to Section 220 (“Section 220”) of the General Corporation Law of the State of Delaware.

The Company will make available to you such information referred to in the August 18 Letter that is currently available to the Company and that a stockholder of the Company is entitled to examine under Section 220.  The Company has been informed that the costs it will incur in connection with furnishing such information will be $4,000.  Payment to the Company should be made by delivery of a certified check, payable to HF Financial Corp., Attn: Pamela Russo, Corporate Secretary, at 225 South Main Avenue, Sioux Falls, South Dakota 57104.

Very truly yours,

/s/ Pamela F. Russo

Pamela F. Russo
Corporate Secretary

P.O. Box 5000 • Sioux Falls, South Dakota 57117-5000
Phone (605) 333-7556 • Fax (605) 333-7621